Exhibit 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA L.P. REPORTS RESULTS FOR THIRD QUARTER AND NINE MONTH PERIOD

Highlights

▪	TCE revenues rose 6% to $63.7 million from the prior quarter
▪	Reported net loss of $9.7 million, or $0.32 per unit, driven by a non-cash charge for a vessel write-down of $19.3 million, or $0.63 per unit
▪	Declared a cash distribution of $11.5 million, or $0.375 per unit ($1.50 per unit on an annualized basis) for the three months ended September 30, 2008
▪	94% of revenue days on term charters for the remainder of 2008, a minimum of 82% for 2009
▪	Strong liquidity and low long-term debt to capital ratio
▪	ATB series under construction at Bender Shipbuilding & Repair Co. has been further delayed

TAMPA, FL – October 30, 2008 – OSG America L.P. (the Company or the Partnership) (NYSE: OSP), the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today reported financial results for the three and nine month period ended September 30, 2008.

For the quarter ended September 30, 2008, time charter equivalent (TCE)1 revenues were $63.7 million, up 6% from $59.9 million from the quarter ended June 30, 2008, due to an increase of 128 revenue days. The Company reported a net loss for the third quarter of $9.7 million, or $0.32 per unit, driven by a non-cash vessel impairment charge of $19.3 million, or $0.63 per unit, discussed later in this press release. Earnings before interest, taxes and depreciation (EBITDA)1 were $4.5 million. Operating expenses were $83.8 million for the period, up 25% from $66.8 million in the preceding quarter. The increase was due to the vessel impairment charge and higher vessel expenses resulting from fewer off-hire days, partially offset by a reduction in depreciation and amortization expense due to the change in useful lives of four vessels, including the two vessels purchased at the end of the second quarter, which were previously chartered in under capital lease agreements. Interest expense of $1.3 million decreased primarily due to the interest savings associated with the purchase of the two vessels in the second quarter.

For the nine months ended September 30, 2008, OSG America reported TCE revenues of $176.0 million, a net loss of $1.0 million, or $0.03 per unit, and EBITDA of $42.7 million. Comparative financial information for 2007 is not included herein because this information pertains to operations of OSG America’s predecessor, and because OSG America commenced operations as an independent company following its initial public offering on November 15, 2007.

President and CEO Jonathan Whitworth said, “While it was necessary to take a charge on the Overseas Integrity that impacted quarterly results, when excluded, earnings were strong and ahead of our internal expectations. Fleet utilization significantly improved from the second quarter in the product carrier and non-Jones Act fleet. The OSG America fleet offers attractive levels of locked-in revenue for our unitholders with term charter coverage for the remainder of 2008 of 94% and a minimum in 2009 of 82%. Thanks to the skill of our crews and technical operations team based in Tampa, hurricanes Gustav and Ike did not impact our fleet.”

_________________________

1  Time charter equivalent (TCE) revenues, distributable cash flow and EBITDA are non-GAAP financial measures. See Appendix for a description or reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

Quarterly and Recent Events

Vessel Delivery

On September 19, 2008, the Overseas Texas City, a newly built 46,815 dwt U.S. Flag Jones Act product carrier, delivered on time. The vessel began trading on October 3, 2008, commencing a three-year time charter to BP Products North America.

Charter Extension

The time charter on the Overseas Philadelphia was extended by one year to January 10, 2010.

Vessel Repositioning

Effective October 16, 2008, the OSG 192 commenced trading in the Delaware Bay lightering business. The OSG 192 will return to the Product trade upon delivery of the first newbuild lightering vessel.

Vessel Impairment

During the quarter, the Company determined that the Overseas Integrity would not undergo its mandatory scheduled drydocking in order to continue operations, taking into consideration additional costs associated with possible conversion of the vessel from the crude lightering trade to the clean product trade. This vessel has ceased operating and will be placed in layup, pending the sale of such vessel. Accordingly the Company recorded a charge of $19.3 million to write down the carrying amount of this vessel to its estimated net fair value as of September 30, 2008. This vessel has been classified as held for sale on the balance sheet at September 30, 2008.

Newbuild Delivery Delays

The series of six ATBs under construction at Bender Shipbuilding & Repair Co. and its affiliated company have been delayed. The Company continues to work with the shipyard to resolve these delays. See Appendix and Supplemental Information for updated expected delivery dates.

Declaration of Cash Distribution

On October 23, 2008, the Board of Directors of OSG America LLC, the general partner of OSG America L.P., declared a quarterly distribution to all unitholders in the amount of $0.375 per unit for the three months ended September 30, 2008. The distribution of approximately $11.5 million will be paid on November 13, 2008 to unitholders of record on November 3, 2008. The Partnership generated $14.5 million of distributable cash flow for the third quarter of 2008 resulting in a distribution coverage ratio of 126.6%.

Financial Strength and Charter Coverage

At September 30, 2008, the Company had $122 million available under its $200 million senior secured revolving credit facility, $31.4 million of working capital and a long-term debt to total capital ratio of 19.4%.

At September 30, 2008, Overseas Shipholding Group, Inc. owned a 75.5% interest in OSG America, including a 2% general partner interest. Subsequent to quarter end, the sponsor purchased 500,435 common units based on an unsolicited inquiry from an institutional unitholder. As a result, the sponsor currently owns a 77.1% interest in OSG America. Overseas Shipholding Group is a market leader providing global energy transportation services with liquidity exceeding $1.4 billion.

Fleet Information and Key Metrics

Fleet

As of September 30, 2008, OSG America’s fleet totaled 35 vessels, aggregating 1.4 million deadweight tons, including three newbuilds and 10 dropdown vessels. See OSG America’s website at www.osgamerica.com for a detailed fleet list, which is updated on a quarterly basis upon release of earnings.

Vessel Type	No. of Vessels Owned	No. of Vessels Chartered-In	Total as of Sep. 30, 2008	Total Dwt
Jones Act ATBs	8	2	10	316,972
Jones Act Product Carriers[1]	5	5	10	461,127
Non-Jones Act Product Carriers	2	-	2	93,224
Total Operating Fleet	15	7	22	871,323
Jones Act ATBs	6	-	6	248,229
Jones Act Product Carriers/Shuttle Tankers	-	7	7	327,705
Total Dropdown and Newbuild Fleet	6	7	13	575,934
TOTAL OPERATING, DROPDOWN AND NEWBUILD FLEET	21	14	35	1,447,257

1The Overseas Integrity, which has ceased operating and will be placed in layup, has been removed from the operating fleet list as of September 30, 2008.

Fleet Metrics

The following table provides information with respect to average daily TCE rates earned, revenue days, average daily vessel expenses and operating days for the three and nine months ended September 30, 2008.

	Three Months Ended Sep. 30, 2008		Nine Months Ended Sep. 30, 2008
	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates
Jones Act ATBs	776	$30,227	2,172	$31,713
Jones Act Product Carriers	906	$35,212	2,496	$34,597
Non-Jones Act Product Carriers	184	$45,353	484	$42,957
	1,866		5,152

	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses
Jones Act ATBs	840	$8,333	2,444	$8,099
Jones Act Product Carriers	931	$17,878	2,650	$17,265
Non-Jones Act Product Carriers	184	$11,304	548	$13,358
	1,955		5,642

Utilization during the third quarter of 2008 for the Jones Act ATBs, Jones Act Product Carriers and non-Jones Act Product Carriers was 92.4%, 97.3% and 100.0%, respectively. The utilization rate for Jones Act Product Carriers increased from the second quarter due to fewer off-hire days and scheduled drydocks in the third quarter and due to the Overseas Diligence being in service for the full quarter following an extended idle period in the second quarter. Utilization of the non-Jones Act Product Carriers increased due to the Overseas Maremar being in service for the full quarter following a scheduled drydock in the second quarter.

Utilization is defined as revenue days (the number of calendar days available during the period less off- hire or scheduled drydock and maintenance days multiplied by the number of vessels) divided by operating days (the total number of calendar days less off hire on time chartered-in vessels during the period multiplied by the number of vessels).

Off-Hire and Scheduled Drydocks

In addition to regular inspections by OSG personnel, all U.S. Flag vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the third quarter of 2008 and anticipated days off hire for the fourth quarter of 2008 for the Partnership’s owned and bareboat chartered-in vessels. Projected days off hire are based on scheduled drydock and other known off-hire periods.

Actual off-hire days in the third quarter of 2008 reflected the scheduled drydocking of the OSG 209 and OSG 244, unanticipated off hire for the Overseas Texas City, and repair days for the Overseas Integrity and the OSG 192.

	Actual Days Off Hire[1]	Projected Days Off Hire[2]
	Q308	Q408
Jones Act ATBs	64	18
Jones Act Product Carriers	25	19
Non-Jones Act Product Carriers	0	2
Total	89	39

1The OSG 400 incurred 80 off-hire days in the third quarter of 2008. Revenue, operating and off-hire days, for the vessel, which is time chartered in, exclude these days. 2Projected days off hire exclude the Overseas Integrity, which has ceased operating and will be placed in layup, and the OSG 300, which is time chartered in and expected to redeliver to OSG during the fourth quarter.

STATEMENT OF OPERATIONS

($ in thousands, except per unit amounts)	Three Months Ended Sep. 30, 2008	Nine Months Ended Sep. 30, 2008

Shipping Revenues:
Time charter revenues	$43,193	$112,291
Voyage charter revenues	31,019	97,181
	74,212	209,472
Operating Expenses:
Voyage expenses	10,509	33,447
Vessel expenses	24,857	70,825
Charter hire expenses	11,385	30,230
Depreciation and amortization	12,902	39,602
General and administrative	4,857	15,862
Loss on impairment of vessel	19,319	19,319
Total operating expenses	83,829	209,285
(Loss) / income from vessel operations	(9,617)	187
Equity income of affiliated companies	1,127	2,750
Operating (loss) / income	(8,490)	2,937
Other income	87	208
	(8,403)	3,145
Interest expense	1,295	4,153
Net loss	($9,698)	($1,008)

General partner’s interest in net loss	($194)	($20)
Limited partners’ interest in net loss	($9,504)	($988)
Net loss per unit – basic and diluted	($0.32)	($0.03)

Weighted-average units outstanding – basic and diluted	30,002,250	30,002,250

BALANCE SHEETS

($ in thousands)	As of Sep. 30, 2008	As of Dec. 31, 2007

Assets
Current Assets:
Cash and cash equivalents	$33,095	$3,380
Voyage receivables	17,580	26,263
Other receivables	6,871	7,146
Inventory	3,876	2,997
Prepaid expenses and other current assets	3,989	3,961
Total current assets	65,411	43,747
Vessels, less accumulated depreciation	411,803	405,447
Vessels under capital leases, less accumulated amortization	—	21,246
Vessel held for sale	3,000	—
Deferred drydock expenditures, net	28,874	16,177
Investment in Alaska Tanker Company, LLC	2,789	5,782
Intangible assets, less accumulated amortization	83,566	87,017
Goodwill	62,874	62,874
Other assets	12,921	8,822
Total assets	$671,238	$651,112

Liabilities and Partners’ Capital
Current Liabilities:
Accounts payable and accrued expenses	$20,721	$19,522
Advances from affiliated companies	10,295	—
Current portion of debt	2,963	2,834
Current obligations under capital leases	—	6,375
Total current liabilities	33,979	28,731

Long-term debt	122,514	46,753
Obligations under capital leases	—	23,846
Advances from affiliated companies	—	9,657
Other non-current liabilities	4,595	1,428
	161,088	110,415
Partners’ Capital	510,150	540,697
Total liabilities and partners’ capital	$671,238	$651,112

CASH FLOW STATEMENT

($ in thousands)	Nine Months Ended Sep. 30, 2008
Cash Flows from Operating Activities:
Net loss	($1,008)
Items included in net loss not affecting cash flows:
Depreciation and amortization	39,602
Undistributed earnings of affiliated companies	2,994
Other – net	1,261
Loss on impairment of vessel	19,319
Payments for drydocking	(21,923)
Changes in operating assets and liabilities:
Decrease in receivables	8,958
Increase in other assets	(906)
Increase in accounts payable, accrued expenses and other liabilities	3,757
Net cash provided by operating activities	52,054

Cash Flows from Investing Activities:
Expenditures for vessels	(40,087)
Net cash used in investing activities	(40,087)

Cash Flows from Financing Activities:
Proceeds from borrowings under senior secured revolver	78,000
Payments on debt and obligations under capital leases	(32,331)
Cash distributions paid	(28,700)
Payments for initial public offering transaction costs	(241)
Changes in advances from affiliates	1,163
Other	(143)
Net cash provided by financing activities	17,748
Increase in cash and cash equivalents	29,715
Cash and cash equivalents at beginning of period	3,380
Cash and cash equivalents at end of period	$33,095

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements regarding the Partnership’s prospects, including the outlook for U.S. tanker and articulated tug barge markets, the payment of cash distributions, the building schedule for new vessels, estimated delivery dates for dropdown vessels, projected drydocking schedules and off-hire days for the fourth quarter of 2008, projected EBITDA for 2008 and estimates of cash interest expense and capital expenditure reserves for drydocking and replacements for 2008. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-look statements. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for 2007 and those risks discussed in other reports the Partnership files with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION

OSG America has scheduled a conference call for Friday, October 31, 2008 at 1:00 p.m. ET. Dial-in information for the call is (800) 762-8779 (domestic) and (480) 629-9041 (international). The conference call and supporting presentation can also be accessed by web cast, which will be available at www.osgamerica.com in the Investor Relations & News Webcasts and Presentations section. The webcast will be available for 90 days. A replay of the call will be available by telephone through midnight November 7, 2008; the dial-in number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode is 3915872.

ABOUT OSG AMERICA L.P.

OSG America L.P. (NYSE: OSP) is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSP has an operating fleet of 22 Handysize product carriers and tug barges that trade primarily in the Jones Act market and its newbuild program, including option vessels, totals 13 vessels that deliver through 2011. OSG America L.P.’s limited partner units are listed on the New York Stock Exchange and trade under the symbol “OSP.” More information is available at www.osgamerica.com.

INVESTOR CONTACT INFORMATION

Elizabeth Besen, Investor Relations Manager, OSG Ship Management, Inc. at 212-578-1657 or ebesen@osg.com.

APPENDIX AND SUPPLEMENTAL INFORMATION

Newbuild and Dropdown Delivery Schedule

The following table provides information regarding expected delivery dates for OSG America’s newbuild and dropdown vessels. For a detailed fleet list, see www.osgamerica.com.

Vessel Name/Hull No.	Vessel Type	Expected Delivery	Newbuild/ Dropdown[1]
2009 Fleet Deliveries
(TBN) OSG 350	ATB	Q1 2009	Dropdown
(TBN) Overseas Boston	Product Carrier	Q1 2009	Newbuild
(TBN) Overseas Nikiski	Product Carrier	Q2 2009	Newbuild
(TBN) OSG 351	ATB	Q3 2009	Dropdown
(TBN) OSG 352	ATB	Q4 2009	Dropdown
2010 Fleet Deliveries
(TBN) Overseas Martinez[2]	Product Carrier	Q1 2010	Dropdown
(TBN) Overseas Cascade[2,3]	Shuttle Tanker	Q1 2010	Dropdown
(TBN) Overseas Anacortes	Product Carrier	Q2 2010	Newbuild
(TBN) OSG 296	ATB	Q3 2010	Dropdown
2011 Fleet Deliveries
(TBN) Overseas Chinook[3]	Shuttle Tanker	Q1 2011	Dropdown
(TBN) OSG 297	ATB	Q1 2011	Dropdown
(TBN) Overseas Tampa	Product Carrier	Q1 2011	Dropdown
(TBN) OSG 298	ATB	Q3 2011	Dropdown

1Newbuild vessels were contributed by OSG to OSG America at the time of its initial public offering; dropdown vessels are those which the Partnership has the right to acquire from OSG at to be negotiated purchase prices prior to the first anniversary of the delivery of each vessel. 2On October 14, 2008, American Shipping Company ("ASC") notified the Company that ASC was reversing the building sequence of these two vessels. The Company disputes ASC's ability to make this change without the Company's consent, and the Company has objected and requested that this dispute be arbitrated expeditiously to avoid or reduce any harm to the Company or its ultimate customers. 3The names of the Overseas Chinook and the Overseas Cascade have been changed at the charterer’s request and 90 days have been added to the delivery date to allow for conversion work after each vessel’s initial delivery.

Financial Forecast

For 2008, OSG America reaffirms its previously stated minimum annual distribution of $45.9 million, or $1.50 per unit. Cash available for distribution is expected to be between $51 and $53 million in 2008. The Partnership is expected to report EBITDA of between $64 and $66 million for the year, including the third quarter vessel impairment charge of $19.3 million, or between $83 and $85 million, excluding the impairment charge.

USE OF NON-GAAP FINANCIAL INFORMATION

Distributable Cash Flow

Distributable cash flow represents net income adjusted for depreciation and amortization expense, undistributed income from affiliated companies, non-cash charter hire expense and estimated capital expenditure reserves. Distributable cash flow is a quantitative standard used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Distributable cash flow is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Partnership’s performance required by accounting principles generally accepted in the United States.

The table below reconciles distributable cash flow to net income as reported in the statements of operations:

($ in thousands)	Three Months Ended Sep. 30, 2008	Nine Months Ended Sep. 30, 2008
Net loss	($9,698)	($1,008)
Add:
Depreciation and amortization	12,902	39,602
Interest expense	1,295	4,153
Distributions from affiliated companies	-	5,744
Less:
Equity in income from affiliated companies	(1,127)	(2,750)
Loss on vessel impairment	19,319	19,319
Charter hire expense	1,359	3,559
Cash interest expense	(1,213)	(3,899)
Drydocking capital expenditure reserve	(4,307)	(12,606)
Replacement capital expenditure reserve	(4,000)	(11,632)
Cash available for distribution	$14,530	$40,482

TCE Reconciliation

Consistent with general practice in the shipping industry, the Partnership uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenues generated from voyage charters to revenues generated from time charters. TCE revenues, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable U.S. GAAP measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance.

The following table reconciles TCE revenues to shipping revenues, as reported in the statements of operations:

($ in thousands)	Three Months Ended Sep. 30, 2008	Nine Months Ended Sep. 30, 2008
TCE revenues	$63,703	$176,025
Voyage expenses	10,509	33,447
Shipping revenues	$74,212	$209,472

EBITDA

EBITDA represents operating earnings, which is before interest expense, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table reconciles EBITDA to net income, as reported in the statements of operations:

($ in thousands)	Three Months Ended Sep. 30, 2008	Nine Months Ended Sep. 30, 2008
Net loss	($9,698)	($1,008)
Interest expense	1,295	4,153
Depreciation and amortization	12,902	39,602
EBITDA	$4,499	$42,747